UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 8, 2019

SEACHANGE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-38828	04-3197974
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Nagog Park, Acton, MA	01720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (978) 897-0100

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common	SEAC	Nasdaq

Series A Participating Preferred Stock Purchase Rights	SEAC	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240. 12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Effective October 8, 2019, Peter Faubert resigned as Chief Financial Officer of SeaChange International, Inc. (“SeaChange”), effective immediately. Mr. Faubert currently remains an employee of SeaChange to assist with transition matters.

(c)

Effective October 8, 2019, the Board of Directors of SeaChange appointed Michael Prinn as the Chief Financial Officer, Senior Vice President and Treasurer of SeaChange.

Mr. Prinn, 46, previously served as the Vice President, Finance of Brightcove Inc. (NASDAQ: BCOV) from October 2018 to September 2019. Prior to that, from October 2012 to September 2018, Mr. Prinn served as the Executive Vice President and Chief Financial Officer of Bridgeline Digital, Inc. (NASDAQ: BLIN). In addition to his duties as Chief Financial Officer, Mr. Prinn acted as Co-Interim Chief Executive Officer and President of Bridgeline Digital from December 2015 to May 2016, when a new President and Chief Executive Officer was appointed.

The selection of Mr. Prinn to serve as the Chief Financial Officer, Senior Vice President and Treasurer of SeaChange was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Prinn and any director or other executive officer of SeaChange and there are no related persons transactions between SeaChange and Mr. Prinn reportable under Item 404(a) of Regulation S-K.

In connection with the appointment of Mr. Prinn, the Compensation Committee and Board agreed to pay Mr. Prinn an annual base salary of $300,000 per year and to make a one-time equity award of 100,000 stock options with an exercise price equal to SeaChange’s closing stock price on the employment start date of Mr. Prinn, October 8, 2019, to vest over 3 years. Mr. Prinn will also be eligible to participate in SeaChange’s short-term incentive plan and long-term equity plan. Mr. Prinn’s short-term incentive plan award for the year ending January 31, 2020 has a targeted payout of 50% of Mr. Prinn’s annual base salary, pro rated for the partial year period and with a minimum payout in this initial year of $50,000.

If the employment of Mr. Prinn is terminated without cause and Mr. Prinn is not entitled to payment under the Change-in-Control Agreement described below, subject to Mr. Prinn’s execution of a general release and satisfaction agreement, which will include a noncompete provision of one year, Mr. Prinn will be entitled to (i) a one-time payment in an amount equal to 12 months of annual base salary, payable over 12 months, and (ii) an amount of Mr. Prinn’s annual bonus determined based on pro rated performance targets and actual performance through date of termination.

In connection with his appointment, Mr. Prinn and SeaChange will enter into a Change-in-Control Severance Agreement (the “Change-in-Control Agreement”) and an Indemnification Agreement (the “Indemnification Agreement”), effective October 8, 2019, the terms of which are substantially similar to those agreements previously entered into by SeaChange with its other senior executive officers and described in SeaChange’s 2019 proxy statement.

The Change-in-Control Agreement is designed to provide an incentive to Mr. Prinn to remain with SeaChange leading up to and following a change in control.

Under the Change-in-Control Agreement, if Mr. Prinn’s equity award, other than a performance-based equity award (such as PSUs), is continued, assumed or substituted following a change in control and Mr. Prinn’s employment is terminated within two years after the change in control by the employer without cause or by Mr. Prinn for good reason (a “Covered Termination”), then such equity award would be accelerated in full. Performance-based equity awards would continue to be governed by their existing terms. In addition, if a Covered Termination occurs, Mr. Prinn would be entitled to receive a cash amount as severance equal to the sum of (a) one times his base salary, plus (b) 150% of Mr. Prinn’s target annual bonus for the fiscal year in which the Covered Termination occurs, plus (c) $62,000, being an amount corresponding to medical and other benefits during the post-employment period.

As a condition to the receipt by Mr. Prinn of any payment or benefit under the Change-in-Control Agreements, Mr. Prinn must first execute a valid, binding and irrevocable general release in favor of SeaChange and in a form reasonably acceptable to SeaChange.

(e)

The information set forth in Item 5.02(c) above of this Current Report on Form 8-K is incorporated into this Item 5.02(e) by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Yossi Aloni
Yossi Aloni
President and Chief Executive Officer

Dated: October 8, 2019